Exhibit 5.1

437 Madison Avenue

New York, New York 10022-7001

(212) 940-3000

Fax: (212) 940-3111

June 28, 2007

Gannett Co., Inc.

7950 Jones Branch Drive

McLean, Virginia 22107

Ladies and Gentlemen:

We have acted as special counsel for Gannett Co., Inc., a Delaware corporation (the “Company”), in connection with an automatic shelf registration statement on Form S-3 (the “Registration Statement”) filed on July 25, 2006 with the Securities and Exchange Commission (the “Commission”), and which became automatically effective on July 25, 2006 (Registration No. 333-136007), in connection with the issuance, from time to time, of up to an unlimited aggregate principal amount of debt securities (“Debt Securities”), equity securities and other securities of the Company. The Company’s Floating Rate Convertible Senior Notes due 2037 in the aggregate principal amount of $1,000,000,000 (the “Notes”) are Debt Securities which will be issued and sold under the Registration Statement, and the shares of common stock of the Company, par value $1.00 per share (the “Shares”) into which the Notes are convertible will be equity securities upon conversion of the Notes. The Notes will be issued pursuant to an Indenture dated as of March 1, 1983 between the Company and Citibank, N.A., as amended and supplemented by a First Supplemental Indenture, dated as of November 5, 1986, among the Company, Citibank, N.A. and Sovran Bank, N.A., a Second Supplemental Indenture, dated as of June 1, 1995, among the Company, NationsBank, N.A. and Crestar Bank, a Third Supplemental Indenture, dated as of March 14, 2002, between the Company and Wells Fargo Bank, National Association, a Fourth Supplemental Indenture, dated as of June 16, 2005 between the Company and Wells Fargo Bank, National Association (the “Trustee”), a Fifth Supplemental Indenture, dated as of May 26, 2005 between the Company and the Trustee, and a Sixth Supplemental Indenture, to be dated as of June 29, 2007 between the Company and the Trustee (as so amended and supplemented, the “Indenture”). The Registration Statement was filed to register the sale of the Notes and the issuance of the Shares, herein referred to collectively as the “Securities.”

As special counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and instruments as we have deemed necessary or advisable for the purpose of this opinion. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity

Gannett Co., Inc.

June 28, 2007

of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies and other electronic transmissions). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on (i) the Delaware General Corporation Law, as amended, and (ii) the laws of the State of New York. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the terms “Delaware General Corporation Law, as amended” and “the laws of the State of New York” include the statutory provisions contained therein, all applicable provisions of the Delaware and New York Constitutions and reported judicial decisions interpreting such provisions.

For the purposes of this opinion letter, we have assumed that (i) the Trustee has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Indenture against the Company, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms, (v) there has been no mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Indenture, and the conduct of the Trustee has complied with any requirements of good faith, fair dealing and conscionability, and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

Based upon the foregoing, we are of the opinion that (a) the Notes have been duly authorized on behalf of the Company and that, following (i) receipt by the Company of the consideration specified in the resolutions of the Company’s board of directors and executive committee thereof authorizing the issuance and sale of the Notes and (ii) the due execution, authentication, issuance and delivery of the Notes pursuant to the terms of the Indenture, the Notes will constitute valid and binding obligations of the Company, and (b) the Shares have been duly authorized on behalf of the Company, and, when issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, the opinions expressed above are also subject to the effect of: (a) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, liquidation and other laws relating to or affecting creditors’ rights and remedies (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), (b) the exercise of judicial discretion and the application of principles of

Gannett Co., Inc.

June 28, 2007

equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or other equitable remedy and (c) public policy.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated June 29, 2007, which is incorporated by reference into the Registration Statement and to being named under the caption “Legal Matters” in the prospectus included in the Registration Statement and under the caption “Legal Matters” in the prospectus supplement with respect to the matters stated herein. In giving such consent, we do not admit that any member of this firm is an “expert” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

This opinion is intended solely for your benefit in connection with the transaction described above and, except as provided in the immediately preceding paragraph, may not be otherwise communicated or furnished to, reproduced, filed publicly or used or relied upon by, any other person or entity for any other purpose without our express prior written consent. This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Very truly yours,

/s/ Nixon Peabody LLP